Exhibit 3.1

SENTI BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

SENTI BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by a committee of the Board of Directors of the Corporation acting upon authority delegated by the Board of Directors, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Second Amended and Restated Certificate of Incorporation, as amended of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (this “Certificate of Designation”) is hereby approved as follows:

SERIES A CONVERTIBLE VOTING PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series A Preferred Stock is converted pursuant to Section 6.

“Conversion Price” for the Series A Preferred Stock shall be $2.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Conversion Ratio” means the ratio pursuant to which the Series A Preferred Stock is converted pursuant to Section 6.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” has the meaning set forth in Section 9(b).

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means December 5, 2024.

“Original Per Share Price” means $2,250.00 per share.

“Liquidation” has the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proposals” has the meaning set forth in Section 8.

“Redemption Date” has the meaning set forth in Section 9(a).

“Redemption Notice” has the meaning set forth in Section 9(b).

“Redemption Price” has the meaning set forth in Section 9(a).

“Requisite Approval” means the date that the Corporation’s stockholders first approve the Proposal relating to the issuance of the Conversion Shares.

“Requisite Holders” means Holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the Corporation and the parties listed as Investors therein, pursuant to which the shares of Series A Preferred Stock are being issued.

“Series A Preferred Stock” has the meaning set forth in Section 2(a).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Corporation’s primary trading market or quotation system with respect to the Common Stock that is in effect on the Conversion Date, which as of the Issuance Date was “T+1”.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Warrants” means the warrants to purchase shares of Common Stock at an exercise price of $2.30 per share of Common Stock.

Section 2. Designation, Amount and Par Value; Assignment; Ranking.

(a) The distinctive serial designations of the series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The number of shares of Series A Preferred Stock so designated shall be 21,200. The Series A Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

(c) The Series A Preferred Stock will be senior to the Common Stock and all other series or classes of stock and equity securities of the Corporation with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary Liquidation, dissolution or winding up of the affairs of the Corporation.

Section 3. Dividends.

(a) (i) From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 18% of the Original Per Share Price of such share, plus the amount of previously accrued dividends, compounded annually, shall accrue on each share then outstanding (the “Accruing Dividends”), such that the first compounded dividend will be payable on January 1, 2026 with compounding annually from June 30, 2025 on any unpaid dividends.

(ii) Accruing Dividends shall accrue on a quarterly basis whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence,  Section 5(a) or Section 9(a), such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and, except as provided in the following sentence or in Section 5(a) and Section 9(a), the Corporation shall be under no obligation to pay such Accruing Dividends. Accruing Dividends shall be payable at the option of the Corporation in cash, additional shares of Series A Preferred Stock, or any combination thereof, and shall be paid on June 30 and December 31 of each calendar year with respect to any shares of Series A Preferred Stock then outstanding; provided, that for the avoidance of doubt, (i) the first Dividend Payment Date shall be June 30, 2025 (but shall not be payable on any shares of Series A Preferred Stock that prior to such date have been converted into Common Stock) and (ii) in the event all the shares of Series A Preferred Stock have been converted into Common Stock on or before June 30, 2025, no Accruing Dividends shall be payable pursuant to this Certificate of Designation. If the Corporation receives Requisite Approval prior to June 30, 2025 and the Corporation consummates an Automatic Conversion pursuant to Section 6(c) or any Holder consummates an optional conversion pursuant to Section 6(d), all Accruing Dividends that would be payable after the date of such conversion with respect to any shares of Series A Preferred Stock so converted shall be cancelled and no longer be payable.

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) either:

(A)
in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of the Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of such Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

(B)
in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Per Share Price;

provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such Series A Preferred Stock.

Section 4. Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights. However, so long as at least 6,347 shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or the Certificate of Incorporation) without the written consent or affirmative vote of the Requisite Holders:

(i) amend, alter or repeal any provision of this Certificate of Designation, the Certificate of Incorporation or Bylaws of the Corporation;

(ii) liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event or any other direct or indirect merger, consolidation, statutory conversion, transfer, domestication or continuance of the Corporation;

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock, other than in an Exempt Issuance (as defined in the Securities Purchase Agreement);

(iv) increase or decrease the authorized number of shares of Series A Preferred Stock, or any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series A Preferred Stock with respect to its special rights, powers and preferences;

(v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (x) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein and (y) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(vi) other than equipment leases, lines of credit with suppliers or trade payables incurred in the ordinary course of business, create, or authorize the creation of, or issue, or authorize the issuance of any debt security, create any lien, security interest, pledge, mortgage or other encumbrance on any of the Corporation’s assets, including its intellectual property assets (except for (x) any liens or encumbrances granted under the Corporation’s license and collaboration agreements with third parties as in effect prior to the Issuance Date; (y) any licenses granted by the Corporation to suppliers, vendors or service providers in the ordinary course of business to the extent necessary for such suppliers, vendors or service providers to perform their contractual obligations to the Corporation; and (z) any purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business), or incur any indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money;

(vii) sell, transfer or otherwise dispose of (either by license or otherwise) any material assets of the Corporation, make any material investment in any third party (including any joint venture) or enter into any joint venture or similar arrangement;

(viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(ix) increase or decrease the authorized number of directors constituting the Board of Directors.

Section 5. Liquidation.

(a) Prior to the date that is five (5) days after the date that the Company has provided to each Investor written notice that it has obtained the Requisite Approval, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount in cash per share equal to three times (3X) the Original Per Share Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Liquidation Preference”).

(b) If, upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Preference, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, and no amounts shall be distributed to any other stockholder.

(c) After the payment in full of the Liquidation Preference, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock pursuant to the paragraph above, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such Liquidation without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Preferred Stock. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive pursuant to this Section 5 is hereinafter referred to as the “Liquidation Amount.”

(d) Following the Requisite Approval, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata, in the same form of consideration, based on the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Preferred Stock. For the avoidance of doubt, following the Requisite Approval, there will be no Liquidation Preference on the shares of Series A Preferred Stock.

Section 6. Conversion.

(a) No Conversion. Prior to the receipt of the Requisite Approval, subject to Section 5(a) above, the Series A Preferred Stock is not convertible by the Holder thereof.

(b) Conversion Ratio. The Conversion Ratio for each share of the Series A Preferred Stock shall be equal to the Original Per Share Price, plus all declared and unpaid dividends, divided by the Conversion Price, rounded down to the nearest whole share of Common Stock (the “Conversion Ratio”).

(c) Automatic Conversion by the Corporation. At any time on or after the first (1st) Trading Day following the public announcement of the Requisite Approval, the Corporation may, at its option, cause each share of Series A Preferred Stock issued and outstanding to automatically convert into such number of shares of Common Stock equal to the product of the Conversion Ratio and the number of shares of Series A Preferred Stock to be converted (an “Automatic Conversion”).

(d) Conversions at Option of Holder. Subject to Section 6(a) and Section 6(b), and provided, that the Corporation has not elected to effect an Automatic Conversion pursuant to Section 6(c), at the option of the Holder thereof, each share of Series A Preferred Stock not otherwise converted pursuant to Section 6(c) above shall be convertible into such number of shares of Common Stock equal to the product of the Conversion Ratio and the number of shares of Series A Preferred Stock to be converted.

(e) Mechanics of Conversion.

(i)
Notice of Conversion. The Corporation shall effect conversions under Section 6(c) by delivering to each Holder of Series A Preferred Stock a notice of its election to effect an Automatic Conversion as of the date of delivery of such notice (the “Automatic Conversion Date”). Holders shall effect conversions under Section 6(d) by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date” and together with the Automatic Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii)
Delivery of Electronic Issuance Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall issue (a) in the case of a DWAC Delivery (if so requested by the Holder and subject to compliance with applicable securities laws and Section 4.1 of the Securities Purchase Agreement), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through the DWAC System or (b) if the shares of Series A Preferred Stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC (if so requested by the Holder and subject to compliance with applicable securities laws and Section 5.7 of the Securities Purchase Agreement). If, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind any Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC System, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation. It is understood and agreed that the Conversion Shares are restricted securities and shall bear the restrictive legend set forth in Section 4.10 of the Securities Purchase Agreement, provided, however, that such restrictive legends may be removed subject and pursuant to the provisions of Section 5.7 of the Securities Purchase Agreement; provided further that such restrictive legends may only be removed (i) in connection with a sale pursuant to the Registration Statement or (ii) in connection with and pursuant to Rule 144 if the Investor has held the Series A Preferred Stock or Conversion Shares, as applicable, for more than one (1) year.

(iii)
Obligation Absolute. Subject to the Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that the Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)
Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(e)(ii) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock, as applicable, with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii).

(v)
Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times following receipt of the Requisite Approval reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that following the receipt of the Requisite Approval all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi)
Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

(vii)
Transfer Taxes. The issuance of book entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) Status as Stockholder. Upon each Conversion Date in which the Series A Preferred Stock converts into Common Stock: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(c) Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (a) or (b) of this Section 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders.

(i)
Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)
Other Notices. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 8. Requisite Approval.

(a) The Corporation shall, as soon as practicable following the Issuance Date, but not more than forty-five (45) days thereafter, or, if applicable, the Subsequent Closing (as defined in the Securities Purchase Agreement), but not more than fifteen (15) days thereafter, in consultation with the Investor, file a preliminary proxy statement for a special meeting of its stockholders, at which the Corporation’s stockholders shall be asked to (i) approve the issuance of all Conversion Shares and all shares of Common Stock issuable upon the exercise of the Warrants in compliance with Nasdaq Listing Rule 5635(b) and/or (d) and (ii) approve an amendment to the 2022 Equity Incentive Plan, as amended, to increase the number of shares available for issuance thereunder (collectively, the “Proposals”). The Corporation shall notify and consult with the Investors in respect of any comments on the preliminary proxy statement received from the staff of the Commission and, as soon as practicable following notification from the staff of the Commission that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, shall file and mail a definitive proxy statement for the special meeting and vote of its stockholders to approve the Proposals and hold the special meeting as promptly as possible thereafter. The Corporation covenants and agrees that its Board of Directors shall unanimously recommend that the Proposals be approved by the Corporation’s stockholders at all meetings in which such Proposals are considered.

(b) The Corporation shall keep the Investors informed with respect to the proxies received with respect to the special meeting.  If requested by the Requisite Holders, the Corporation shall adjourn the special meeting one or more times, for a period of no more than two weeks each, to solicit additional votes in favor of the Proposals.  If the Corporation’s stockholders do not approve the Proposals at the first meeting in which they are voted on by stockholders (including any adjournments), the Corporation covenants and agrees that it will submit the Proposals for approval of the Corporation’s stockholders at least semi-annually until such approval is obtained.

(c) The Corporation shall provide prompt written notice to each Investor of the results of and any delay in any vote on the Proposals.

Section 9. Redemption by the Corporation.

(a) General. (i) Unless prohibited by (a) Delaware law governing distributions to stockholders or (b) applicable stock exchange rule or regulation, if elected by any individual Holder upon written notice delivered to the Corporation at any time on or after the date two hundred ten (210) days following the Issuance Date (the “Redemption Trigger Date”), the Corporation shall redeem all then-outstanding shares of Series A Preferred Stock held by such Holder, at a price per share of Series A Preferred Stock equal to the then Liquidation Preference (the “Redemption Price”), on a date no later than ten (10) days after the Corporation’s receipt of such notice of the Holder’s election to redeem (such date, the “Redemption Date”). In order to effect such redemption, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. On each applicable Redemption Date, the Corporation shall redeem the total number of shares of Series A Preferred Stock held by the electing Holder immediately prior to the Redemption Date; provided, however, that Excluded Shares (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence and in clause (ii) below.

(ii) If, on the applicable Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed from the electing Holder, the Corporation shall redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law; provided, that in the event the Corporation is obligated to redeem shares of Series A Preferred Stock under this Section 9 from more than one Holder on an applicable Redemption Date, the Corporation shall ratably redeem the maximum number of shares that it may redeem in accordance with Delaware law from all electing Holders, and shall ratably redeem the remaining shares from such electing Holders as soon as it may lawfully do so under such law.

(b) Redemption Notice. The Corporation shall send written notice of the availability of the option to elect redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to the Redemption Trigger Date. The Redemption Notice shall state:

(i) the number of shares of Series A Preferred Stock held by the holder as of the Redemption Trigger Date;

(ii) the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (which shall be the date that is one Business Day immediately preceding the Redemption Trigger Date); and

(iv) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock in the event such holder elects to have such shares be redeemed.

If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Series A Preferred Stock, written notice from such holder that such holder elects to be excluded from any redemption provided in this Section 9, then the shares of Series A Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 9, whether on the Redemption Date or thereafter.

(c) Surrender of Certificates; Payment. On or before each applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless the Corporation has exercised its option to convert such shares or such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d) Failure to Redeem. If any shares of Series A Preferred Stock are not redeemed for any reason on an applicable Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is fully paid or tendered for payment, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price upon surrender of any such certificate or certificates therefor.

(f) For the avoidance of doubt, (i) the provisions of this Section 9 will cease to apply following the Requisite Approval and issuance of Conversion Shares in accordance with the terms hereof and (ii) any payment of the Liquidation Amount or the Redemption Price shall be mutually exclusive, and each holder of any shares of Series A Preferred Stock shall in any event be entitled to one, but not both, of the Liquidation Amount or the Redemption Price, based on the first to occur of either the consummation of a Liquidation or any redemption in accordance with Section 9(a) herein.

Section 10. Miscellaneous.

(a) Waivers; Amendments. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived or amended as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required. Any waiver or amendment effected in accordance with this Section 10(a) shall be binding on all the Holders of Series A Preferred Stock, and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such waiver or amendment.

(b) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2 Corporate Drive, First Floor, South San Francisco, CA 94080, Email: tim.lu@sentibio.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 10(d). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 10(d) prior to 5:30 p m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 10(d) between 5:30 p.m. and 11:59 p m. (New York City time) on any date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, without the need for any action by the Board of Directors or otherwise, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

********************

IN WITNESS WHEREOF, Senti Biosciences, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be executed by its duly authorized officer this 2nd day of December 2024.

SENTI BIOSCIENCES, INC.

By:	/s/ Timothy Lu
Name: Timothy Lu
Title: Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

ANNEX A-1

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of Common Stock of Senti Biosciences, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on December 2, 2024.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series A Preferred Stock owned prior to Conversion:
Number of shares of Series A Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

For DWAC Delivery:
DWAC Instructions:
Broker No::
Account No.:

HOLDER
By:
Name:
Title:
Date:

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